Exhibit 99.2

IMMEDIATE RELEASE	April 16, 2008
CONTACTS:
Brent Larson,	Tim Ryan,
Vice President / CFO	The Trout Group
614 822 2330	646 378 2924
NEOPROBE RECEIVES $3 MILLION IN CLINICAL FUNDING
Second Funding Completed with Montaur
DUBLIN, OHIO – April 16, 2008 – Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that concurrent with the authorization by FDA to commence patient enrollment in a Phase 3 multi-center clinical study of Lymphoseek, the Company completed the second closing of $3 million in financing committed to by Platinum-Montaur Life Sciences LLC (Montaur) in December of last year. The closing with Montaur provides Neoprobe with funding to commence its Phase 3 clinical studies of Lymphoseek in patients with breast cancer or melanoma and head and neck squamous cell carcinoma.
The funding is in the form of a secured note with is repayable in December 2011 and is fully convertible into Neoprobe common shares at $0.36 per share, which was the closing price of Neoprobe’s common stock on April 10, 2008, when the investment was priced. In addition, Neoprobe issued Montaur a warrant to purchase up to 8,333,333 shares of Neoprobe common stock at $0.46 per share. In connection with amending the securities purchase agreement related to the second closing, Montaur and Company also modified the prerequisite milestone necessary to receive a final $3 million in funding from Montaur. The milestone was modified to obtaining 135 positive lymph nodes in the Phase 3 trial of patients with breast cancer or melanoma.
David Bupp, Neoprobe’s President, said, “The completion of the Montaur financing provides Neoprobe with the financing to initiate the Phase 3 clinical study of Lymphoseek in a timely manner. We expect to begin patient enrollment in the Phase 3 clinical study in patients with breast cancer or melanoma shortly after the FDA-cleared clinical protocol and associated materials receive final clearance from clinical review committees of the investigational sites. The first of the Phase 3 sites have received institutional approvals and we are preparing to commence patient enrollment.”
Michael Goldberg, M.D., Principal, Montaur Capital Partners, LLC and Portfolio Manager of the Platinum Montaur Life Sciences Fund, said, “Neoprobe continues to represent an excellent investment opportunity. We are pleased with their progress since our initial investment and look forward to the successful completion of their pivotal clinical trials.”
WBB Securities LLC served as the sole placement agent on the transaction with Montaur.
Lymphoseek is a proprietary radioactive tracing agent being developed for use in connection with gamma detection devices in a surgical procedure known as Intraoperative Lymphatic Mapping.

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com
Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.